150401

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number 20120694705-86
Ross Miller Secretary of State State of Nevada	Filing Date and Time 10/11/2012 8:00 AM
	Entity Number C31197-2004

Certificate of Withdrawal of Certificate of Designation
(PURSUANT TO NRS 78.1955(6))

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Withdrawal of Certificate of Designation for Nevada Profit Corporations (Pursuant to NRS 78.1955(6))

1. Name of corporation:

UNITED AMERICAN PETROLEUM CORP. [C31197-2004]

2. Following is the resolution by the board of directors authorizing the withdrawal of Certificate of Designation establishing the classes or series of stock:

See the attached Consent to Action Without Meeting of the Board of Directors of United American Petroleum Corp. (the "Company"), authorizing the withdrawal of the Certificate of Designation (as amended) establishing the Company's Series A Convertible Preferred Stock.

3. No shares of the class or series of stock being withdrawn are outstanding.

4. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.